Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-130818) of Opteum Inc.,
(2)	Registration Statement (Form S-3 No. 333-114542) of Opteum Inc.,
(3)	Registration Statement (Form S-3 No. 333-128395) of Opteum Inc., and
(4)	Registration Statement (Form S-8 No. 333-119832) of Opteum Inc. pertaining to the 2003 Long Term Incentive Compensation Plan of Opteum Inc.;

of our reports dated March 1, 2006, with respect to the consolidated financial statements of Opteum Inc. (formally known as Bimini Mortgage Management, Inc.), management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Opteum Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
March 9, 2006